Exhibit 12

                               RESEARCH AGREEMENT

      This Research Agreement ("Agreement") is effective Jan 3, 2001 ("Effective Date") by and between the University of Maryland, Baltimore ("UM"), a constituent institution of the University System of Maryland, an agency of the State of Maryland, having an address at 520 West Lombard Street, Baltimore, Maryland 21201, and SIGA Research Laboratories, a corporation organized under the laws of the State of Oregon, with its principal place of business at 4575 SW Research Way, Suite 230, Corvallis, Oregon 97333 ("Sponsor").

                             ARTICLE 1 - BACKGROUND

1.1 Sponsor desires the research assistance of persons employed by UM who have access to UM facilities and equipment. Accordingly, Sponsor agrees to fund research entitled: "Toxicology of Streptococcus gordonii strain SP635/002" and described in the protocol attached as Exhibit A, to be performed by UM Personnel (defined below).

1.2 UM is willing to furnish the research services of UM Personnel as described in Exhibit A upon the terms and conditions of this Agreement.

                             ARTICLE 2 - DEFINITIONS

In this Agreement, the following terms are defined as stated:

2.1 "Confidential Information" means any knowledge, know-how, practice, process or other information which has not been made public which Sponsor receives from UM or UM Personnel, or UM or UM Personnel receives from Sponsor. Confidential Information includes, without limitation, any documents, drawings, sketches, models, designs, data, memoranda, tapes, records, formulae and algorithms, given orally, in hard copy form, or in electronic form.

2.2 "Contract Period" means the period January 1, 2001 through December 31, 2001, and any extensions agreed to in accordance with Section 18.3 below, or permitted under Section 18.4 below, during which time UM will perform the Project Work.

2.3 "Inventions" means any inventions or discoveries, patentable or otherwise protectable under law which result from the Project Work and are made during the Contract Period. For purposes of this Agreement, an Invention is "made" when it is conceived or first actually reduced to practice.

2.4 "Joint Inventions" means Inventions made jointly by one or more UM Personnel and one or more employees of Sponsor.

2.5 "Project Work" means the scope of work as described in Exhibit A to be undertaken by UM, or by UM and Sponsor, under this Agreement, and any amendments to Exhibit A made in accordance with Section 18.3.


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2.6 "Research Data" means information including, without limitation, documents, drawings, models, designs, data, memoranda, tapes, records, formulae and algorithms, in hard copy form or in electronic form, resulting from the Project Work.

2.7 "Sponsor Inventions" means Inventions made solely by one or more employees of Sponsor.

2.8 "UM Inventions" means Inventions made solely by one or more UM Personnel.

2.9 "UM Personnel" means employees, students, trainees, and other persons using UM resources and subject to the UM patent policy.

                            ARTICLE 3 - PROJECT WORK

3.1 UM will commence performance of the Project Work promptly after the Effective Date of this Agreement, and will undertake to perform the Project Work substantially in accordance with the terms and conditions of this Agreement. Sponsor and UM may amend the Project Work at any time in accordance with Section 18.3.

3.2 UM's Principal Investigator ("PI") for the Project Work is Srinivas S. Rao, DVM, PhD. The Project Work will be supervised by the PI. If for any reason the PI is unwilling or unable to continue to serve and a substitute PI acceptable to both UM and Sponsor is not available, this Agreement may be terminated by either party in accordance with Section 9.4 below.

3.3 Sponsor will provide at no charge to UM, and at a time to be mutually agreed, an adequate supply of the material SP635/002 (Test Material) for use in the evaluation activities under this Agreement. Test Material will be considered Sponsor's Confidential Information and subject to Article 12 (Confidentiality). UM will not use the material for any other purpose other than as part of the Project Work without the written permission of Sponsor. Upon termination or expiration of this Agreement, UM will destroy, discard or return any remaining Test Material, upon request of Sponsor.

3.4 If applicable, Sponsor represents that it has received the appropriate Food and Drug approval for the use of Test Materials in the work to be performed hereunder.

3.5 UM will perform the Project Work in accordance with applicable laws and regulations. The use of warm-blooded animals in the conduct of this Agreement will comply with applicable portions of the Animal Welfare Act (7 USC 2131 et seq.) and 9CFR Subchapter A, Parts 1, 2, 3a-f, as amended and the Public Health Service Policy on Humane Care and Use of Laboratory Animals, and will follow the guidelines prescribed in "Guide for the Care and Use of Laboratory Animals". Experiments involving vertebrate animals will be reviewed and approved by UM's Institutional Animal Care and Use Committee.


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                       ARTICLE 4 - REPORTS AND CONFERENCES

4.1 Written progress reports will be provided by UM to Sponsor as specific phases of work are completed. A final report will be submitted by UM within 60 days after the expiration or termination of this Agreement.

4.2 If necessary during the Contract Period, representatives of UM will meet with representatives of Sponsor at times and places mutually agreed upon to discuss the progress and results of the Project Work, as well as ongoing plans, or any changes in the Project Work. Sponsor will reimburse UM for travel costs associated with these meetings for the PI and other UM Personnel invited to the meetings with Sponsor's approval if such costs have not been included in the approved budget.

                  ARTICLE 5 - COST, BILLINGS, AND OTHER SUPPORT

5.1 Subject to modifications in the Project Work, the total costs to Sponsor under this Agreement will not exceed the sum of $154,872. These costs will be allocated by UM generally in accordance with the budget incorporated in Exhibit
A. Full payment by Sponsor will be made within 30 days after the Effective Date or, if Exhibit A specifies a schedule for payments, in accordance with that schedule.

Payment will be by check payable to the University of Maryland, Baltimore and sent to:
          University of Maryland, Baltimore
          P.O. Box 41428
          Baltimore, Maryland 21203-6428

5.2 If this Agreement is terminated early, Sponsor will pay all costs accrued by UM as of the effective date of termination and any costs incurred by UM as a result of termination. In addition, Sponsor will reimburse UM for non-cancelable obligations, which includes all non-cancelable contracts and fellowships, and all postdoctoral or faculty appointments called for in Exhibit A, incurred prior to the effective date of termination. This Section takes precedence over any conflicting provision in this Agreement.

5.3 Interest is due on any payments to UM required by any Section of this Agreement that are more than 30 days late. The interest rate is 10% simple interest per annum.

                    ARTICLE 6 - RESEARCH DATA AND PUBLICATIONS

6.1 Research Data is owned by UM subject to Sponsor's right to use it in accordance with the terms of this Agreement. If the Project Work is a collaborative effort between UM and Sponsor, any Research Data generated by employees of Sponsor may be obtained and used by UM at any time for research and educational purposes.

6.2 Sponsor recognizes that under UM academic policy Research Data must be publishable. Sponsor agrees that UM Personnel engaged in the Project Work ("Researchers") will be permitted to present the methods of the Project Work and the Research Data at symposia and


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professional meetings, and to publish in journals, theses, dissertations, or other publications or presentations of their own choosing in accordance with this Article 6.

6.3 Sponsor will be furnished a copy of any proposed publication or presentation at least 30 days in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party. Sponsor will have thirty 30 days after receipt of the copy to object to the proposed presentation or publication because there is patentable subject matter which needs protection or there is Confidential Information of Sponsor contained in the proposed publication or presentation, or both.

6.4 Confidential Information of Sponsor will be deleted from the proposed publication or presentation upon Sponsor's request unless the Sponsor agrees to treat its Confidential Information as patentable information, as set forth in
Section 6.5 below.

6.5 If Sponsor objects in writing to a Researcher's publication or presentation due to disclosure of patentable information, the Researcher will refrain from making such publication or presentation for a maximum of 90 days from date of receipt of Sponsor's objection in order for Sponsor or UM to file patent application(s) directed to the patentable subject matter contained in the proposed publication or presentation with the United States Patent and Trademark Office and/or foreign patent office(s).

6.6 Following publication by Researcher(s) or UM, Sponsor may freely publish, reproduce, and use any such publication to the extent that any such use is consistent with 17 U.S.C. Section 107.

                         ARTICLE 7 - INVENTIONS; OPTION

7.1 All right and title to UM Inventions will belong to UM subject to the terms and conditions of this Agreement. UM will notify Sponsor promptly in writing of any UM Inventions.

7.2 All right and title to Sponsor's Inventions will belong to Sponsor except that UM has the right to use Sponsor's Inventions in accordance with Section
7.10. Sponsor will notify UM promptly in writing of any Sponsor Inventions.

7.3 All right and title to Joint Inventions will belong jointly to UM and Sponsor subject to the terms and conditions of this Agreement. UM will notify Sponsor promptly in writing of any Joint Inventions.

7.4 If Sponsor directs that a U.S. or foreign patent application for UM Inventions or Joint Inventions be filed, UM or, at UM's option, Sponsor, will promptly prepare, file, and prosecute such applications. Sponsor will bear all costs incurred in connection with the preparation, filing, prosecution, and maintenance of such U.S. and foreign application(s) directed to UM Inventions or Joint Inventions. At UM's option, Sponsor will pre-pay or directly pay all costs incurred in connection with the preparation, filing, prosecution, and maintenance of such U.S. and foreign application(s) directed to UM Inventions or Joint Inventions, including charges and statements


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from patent counsel. Sponsor will cooperate with UM to assure that such application(s) will cover, to the best of Sponsor's knowledge, all items of commercial interest and importance. If UM is prosecuting the patent application, UM will be responsible for making decisions regarding scope, content, and prosecution of the application to be filed, but Sponsor will be given an opportunity to review the application(s) and to provide input. If Sponsor is prosecuting the patent application, Sponsor will be responsible for making decisions regarding scope, content, and prosecution of the application to be filed, but UM will be given an opportunity to review the application(s) and to provide input. UM or Sponsor, whichever is prosecuting the patent application, will keep the other party advised as to all material developments with respect to such application(s) and will promptly supply to the other party copies of all papers received and filed in connection with the prosecution of such application(s) in sufficient time for the other party to comment.

7.5 If Sponsor elects not to file or maintain, or decides to discontinue the financial support of the prosecution, maintenance or protection of a patent application or patent for UM Inventions or Joint Inventions, UM will be free to file or continue to prosecute or maintain any such application(s), and to maintain any resulting patents in the U.S. and in any foreign country, at UM's sole expense. Sponsor will have no rights in the application or resulting patent and, upon request, will confirm by written assignment that UM is sole owner of Joint Inventions which Sponsor has discontinued support of.

7.6 To the extent UM is able to do so under the University System of Maryland Patent Policy, under UM's agreements with other sponsors of research, and under the provisions of 35 U.S.C. Sections 201 et seq. and all implementing regulations, UM grants to Sponsor the first option, at Sponsor's sole election, to obtain a worldwide, exclusive, royalty-bearing license to practice commercially UM Inventions and UM's interest in Joint Inventions. Such option with respect to each UM Invention or Joint Invention will extend for 120 days after the date Sponsor receives written notice of the UM Invention or Joint Invention. Sponsor may exercise its option by executing a license agreement with UM prior to the end of the 120 day period. UM agrees to negotiate the terms of a license agreement in good faith. If Sponsor does not execute a license agreement with UM with respect to UM Inventions or UM's rights in Joint Inventions within the 120 day period, Sponsor will have no rights in the UM Inventions or in UM's rights in Joint Inventions and, upon request, will confirm by written assignment that Sponsor has no rights in such UM Inventions or in UM's rights in such Joint Inventions.

7.7 Sponsor may elect to have a license covering a limited geographic territory or restricted to particular uses or applications of the UM Inventions or Joint Inventions. If Sponsor makes such an election with respect to UM Inventions or UM's rights in Joint Inventions, UM may license the UM Invention or UM's rights in Joint Inventions to others on terms consistent with Sponsor's rights.

7.8 If Sponsor elects to obtain a license, the parties will negotiate in good faith a reasonable royalty rate at the time Sponsor decides to exercise its option. The royalty and other terms reasonable for a license agreement or required by terms of this Agreement will be included in a license agreement.


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7.9 Sponsor agrees to exercise reasonable efforts to develop and subsequently to market products and/or processes arising from UM Inventions or Joint Inventions and licensed to Sponsor. If Sponsor fails at any time to exercise such effort during the term of the license, UM will have the right to terminate the license in its entirety or with respect only to specific products and/or processes as to which Sponsor has not exercised the required efforts.

7.10 UM has the right of continued use and the option to permit other private or public educational institutions to use Inventions on a royalty-free basis for research and education, but not for commercial purposes, subject to confidentiality requirements.

                 ARTICLE 8 - UNPATENTED INVENTIONS AND SOFTWARE

8.1 Unpatented Inventions.

      8.1.1 During the course of the Project Work it is possible that an Invention (such as biological materials) may be created but not patented, either by election of UM or because it is not patentable. All rights in such Inventions will be owned by UM.

      8.1.2 UM will provide Sponsor with a written offer for an option to obtain a worldwide, non-exclusive, royalty-bearing license to the Invention. The option will extend for 120 days after receiving the written offer from UM. Sponsor may exercise its option by executing a license agreement with UM prior to the end of the 120 day period. UM agrees to negotiate the terms of a license agreement in good faith. If Sponsor does not execute a license agreement with UM within the 120 day period, Sponsor will have no rights in the unpatented Invention.

8.2 Software.

      8.2.1 Copyright and all other rights in any software or other works created in the course of the Project Work will be owned by UM.

      8.2.2 UM will provide Sponsor with a written report disclosing software or other works described in Section 8.2.1 and at the same time will offer Sponsor the option to obtain a worldwide, non-exclusive, royalty-bearing license to the software or other work. The option will extend for 120 days after receiving the written offer from UM. Sponsor may exercise its option by executing a license agreement with UM prior to the end of the 120 day period. UM agrees to negotiate the terms of a license agreement in good faith. If Sponsor does not execute a license agreement with UM within the 120 day period, Sponsor will have no rights in the software or other work.

                        ARTICLE 9 - TERM AND TERMINATION

9.1 This Agreement will continue in effect for the Contract Period unless sooner terminated in accordance with the provisions of this Article 9. The parties may extend the term of this Agreement for additional periods by proper amendment of this Agreement.

9.2 If any payment due from Sponsor is not received by UM on or before the payment date specified in this Agreement or in Exhibit A, UM may terminate this Agreement by giving 30


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days prior written notice to Sponsor. If Sponsor pays the amount due within the
30 day notice period, the Agreement will continue in full force and effect.

9.3 Except as provided in Section 9.2, if either party materially breaches any of the terms or conditions of this Agreement, the other party may terminate this Agreement by giving 60 days prior written notice of termination to the other party. If the breach is corrected within the 60 day period, the Agreement will continue in full force and effect.

9.4 Either party may terminate this Agreement by giving 90 days prior written notice to the other party.

9.5 If Sponsor terminates this Agreement for any reason other than a material breach by UM, Sponsor will relinquish any and all rights it may have in the Research Data to UM.

9.5 Termination does not relieve either party of any obligation for payment or reporting which arises before termination including obligations under Articles 4, 5, 7 and 8. Articles 11 and 15 and Sections 7.6, 8.1.2 and 8.2.2 will survive termination and terminate in accordance with their terms. Articles 6 and 14 and Sections 7.10, 10.2, and 10.3 will survive termination.

                   ARTICLE 10 - INDEMNIFICATION AND INSURANCE

10.1 UM and its officers and employees acting within the scope of their employment by UM are subject to the Maryland Tort Claims Act ("the Act"), Title 12, Subtitle 1, State Government Article, Annotated Code of Maryland, which permits claims in tort against the State of Maryland under certain circumstances. In order to file a claim under the Act, a claimant must submit a written claim to the Treasurer of the State of Maryland or a designee of that office within one year after the injury to the person or property that is the basis of the claim.

10.2 Sponsor warrants and represents that it maintains comprehensive liability and property damage insurance coverage for itself, its officers, employees and agents, in the following minimum amounts per policy period:

            (a) Comprehensive liability (including product liability): (bodily injury and loss of life) $1,000,000 per claim; $3,000,000 aggregate;

            (b) Property damage: $500,000 per claim; $1,500,000 aggregate.

Sponsor warrants that its comprehensive liability insurance covers contractually assumed liabilities referred to in Section 10.3, and agrees to maintain such coverage throughout the term of this Agreement. A certificate evidencing required insurance coverage will be delivered to UM at or before execution of this Agreement. Sponsor also warrants that its comprehensive liability insurance is an occurrence policy, or if it is a claims made policy, Sponsor will purchase extended reporting insurance.

10.3 Sponsor will defend, indemnify, and hold harmless UM, the University System of Maryland, and the State of Maryland, and regents, officers, employees, students, and agents of UM (collectively, "UM Parties") against any and all claims, costs or liabilities, including attorney's fees and court costs at both trial and appellate levels, for any loss, damage, personal


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injury, or loss of life, (a) caused by the actions of Sponsor or its officers, servants, or agents, or third parties acting on behalf of or under authorization from Sponsor in the performance of this Agreement; (b) arising out of use by Sponsor, its officers, servants, or agents, or by any third party acting on behalf of or under authorization from Sponsor of products or processes (including licensed Inventions); or (c) arising out of use, by UM or its employees or students, of products, processes, or protocols developed by Sponsor, its officers, servants, or agents, or by third parties acting on behalf of or under authorization from Sponsor. Sponsor's agreement to defend, indemnify and hold harmless the UM Parties is conditioned upon (a) UM promptly notifying Sponsor in writing after UM receives notice of any claim, and (b) UM and any involved UM Parties fully cooperating with Sponsor in the defense of any such claim. Sponsor's agreement to defend, indemnify and hold harmless the UM Parties will not apply to any claim, cost, or liability attributable solely to the negligence of UM or a UM Party.

10.4 UM and Sponsor further agree that nothing in this Agreement will be interpreted as: (a) a denial to either party of any remedy or defense available to it under the laws of the State of Maryland; (b) the consent of the State of Maryland or its agents and agencies to be sued; or (c) a waiver of sovereign immunity or any other governmental immunity of the State of Maryland and UM beyond the extent of any waiver provided by law.

                          ARTICLE 11 - CONFIDENTIALITY

11.1 It may be necessary for either party to disclose to the other certain Confidential Information. Disclosures by UM are deemed to refer to disclosures by any UM Personnel. Disclosures by Sponsor are deemed to refer to disclosures by Sponsor officers, directors, employees or agents. Confidential Information may be disclosed only in accordance with the following provisions:

      (a) Except as hereafter specifically authorized in writing by the disclosing party, the receiving party will not, for a period of 5 years after the date of receipt of Confidential Information, disclose or use the Confidential Information.

      (b)(l) These obligations of non-disclosure and nonuse do not apply to any Confidential Information which the receiving party can demonstrate by reliable written evidence:

            (i) was generally available to the public at the time of disclosure to the receiving party; or

            (ii) was already in the possession of the receiving party at the time of the disclosure, other than pursuant to a confidential disclosure agreement between the parties and not due to any unauthorized act by the receiving party; or

            (iii) was developed by the receiving party prior to the disclosure;
or

            (iv) the receiving party is required by law to disclose.

      (b)(2) These obligations of non-disclosure and nonuse will not continue to apply to any Confidential Information which the receiving party can demonstrate by reliable written evidence:

            (i) has become generally available to the public other than through a breach of this Agreement by the receiving party after disclosure;

            (ii) has been acquired by the receiving party on a nonconfidential basis from any third party having a lawful right to disclose it to the receiving party; or

            (iii) corresponds to information developed by the receiving party independent of and with no reliance upon the disclosing party's Confidential Information.


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      (c) Each party will use that level of care to prevent the use or disclosure of the other party's Confidential Information as it exercises in protecting its own Confidential Information.

      (d) All Confidential Information will be clearly marked as confidential by the disclosing party and if not in written or tangible form when disclosed, will be so indicated on disclosure as confidential and then summarized in writing and so marked as confidential within 30 days after disclosure to the receiving party.

      (e) Notwithstanding the foregoing, Sponsor, its Affiliates and its Sublicensees are permitted to disclose and use the Confidential Information to the extent reasonably necessary to exercise Sponsor's license or sublicenses hereunder, provided that any disclosure is made subject to confidentiality restrictions consistent with those accepted by Sponsor in this Agreement.

      (f) Sponsor recognizes that UM is an educational institution with standards and practices for protection of Confidential Information which differ from Sponsor's standards and practices. By this Agreement UM undertakes to use reasonable efforts to protect the confidentiality of Sponsor's Confidential Information. Sponsor agrees that, provided such efforts are made, it will not seek to hold UM or UM Personnel liable in the event of disclosure of Sponsor's Confidential Information.

      (g) Sponsor recognizes that the records of UM are subject to the Maryland Access to Public Records Law. Sponsor asserts that any Confidential Information of Sponsor is confidential, proprietary, and trade secret information, not subject to disclosure under Maryland's Access to Public Records Law. UM agrees to assert this position in response to any request for public information applicable to Sponsor's Confidential Information or annual sales reports, and to promptly notify Sponsor upon receipt of requests for its Confidential Information. The Maryland Access to Public Records Law is at Title 10, Subtitle 6, Part III, State Government Article, Annotated Code of Maryland.

      (h) Upon termination of this Agreement for any reason other than those set forth in Section 9.1 or a material breach by UM, Sponsor will return to UM all material provided to Sponsor which is Confidential Information, together with all copies and other forms of reproduction, except that a single archive copy may be kept in Sponsor's legal files. Each party agrees that termination of this Agreement does not alter the 5 year obligation of confidentiality set forth in
Section 11.1(a).

                             ARTICLE 12 - PUBLICITY

      Neither Sponsor nor UM will use the name of the other or the name of any employee of the other, or any adaptation of such names, in any advertising, promotional, or sales literature without obtaining the prior written consent from the other party. Either party may make this Agreement available for public inspection on the condition that Confidential Information will remain confidential in accordance with Article 11. Either party may publicize the fact that the parties have made this Agreement and the general nature of the Project Work.

                              ARTICLE 13 - NOTICES

      All notices, consents and other communications required or allowed under this Agreement must be in writing and are effective upon receipt: (a) when delivered by hand; or (b) when received by the addressee after being mailed by registered or certified mail (air mail if mailed overseas), return receipt requested; or (c) when received by the addressee by express


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delivery service (return receipt requested), in each case addressed to the party at its address set forth below (or to another address that a party may later designate by notice to the other party):

If to UM:      Executive Director
               Office of Research and Development
               University of Maryland, Baltimore
               515 West Lombard Street, Suite 500
               Baltimore, Maryland 21201-1602

Copy to:       University Counsel
               University of Maryland, Baltimore
               520 West Lombard Street, Second Floor
               Baltimore, Maryland 21201-1627

If to Sponsor: Dennis Hruby, Ph.D.
               Vice President -- Chief Scientific Officer
               Siga Research Laboratories
               4575 SW Research Way, Suite 230
               Corvallis, OR 97333

Copy to:       Joshua D. Schein, Ph.D.
               Chief Executive Officer
               Siga Technologies, Inc.
               420 Lexington Ave., Suite 620
               New York, NY 10170

                        ARTICLE 14 - FEDERAL REQUIREMENTS

14.1 The use and disclosure of technical information acquired pursuant to this Agreement and the use of patent rights under any licenses granted under the terms of this Agreement are subject to the export, assets, and financial control regulations of the United States of America, including, but not limited to, restrictions under regulations of the United States that may be applicable to direct or indirect re-exportation of such technical information or of equipment, products, or services directly produced by use of such technical information. Sponsor is responsible for taking any steps necessary to comply with such regulations.

14.2 If Inventions arising out of this Agreement were made with equipment or facilities funded in whole or in part by agencies of the United States government or embody or are dependent upon background intellectual property funded in whole or in part by agencies of the United States government, products of Sponsor for use or sale in the United States that embody Inventions or are produced through the use of Inventions will be manufactured substantially in the United States.


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                         ARTICLE 15 - STATE REQUIREMENTS

      Consistent with the Maryland Public Ethics Law, Sponsor will not knowingly employ or compensate, directly or indirectly, any person working in the Project Work while the person is employed by UM or for 2 years thereafter, unless UM provides Sponsor with prior written consent of the UM President to the employment or compensation by Sponsor. "Compensation" includes but is not limited to: stock option or stock purchase agreements, consulting agreements, any other form of agreement executed between a UM employee and Sponsor, and cash payments. "Employment" includes both uncompensated and compensated service to Sponsor. A request to employ or compensate a UM employee will be considered by UM as provided in the Public/Private Partnership Act, Section 15-523 of the Maryland Public Ethics Law. The Ethics Law is at Title 15, Subtitle 5, State Government Article, Annotated Code of Maryland.

                    ARTICLE 16 - INTEGRATION AND SEVERABILITY

16.1 This Agreement, together with any Exhibits specifically referenced and attached, embodies the entire understanding between Sponsor and UM. There are no contracts, understandings, conditions, warranties or representations, oral or written, express or implied, with reference to the subject matter hereof which are not merged herein.

16.2 If any condition or provision in any Article of this Agreement is held to be invalid or illegal or contrary to public policy by a court of competent jurisdiction from which there is no appeal, this Agreement will be construed as though the provision or condition did not appear. The remaining provisions of this Agreement will continue in full force and effect.

                         ARTICLE 17 - DISPUTE RESOLUTION

17.1 If a dispute between the parties related to this Agreement arises, either party, by notice to the other party, may have the dispute referred to the parties' respective officers designated below, or their successors, for attempted resolution by good faith negotiations within 30 days after the notice is received. The designated officers are as follows:

For Sponsor: Thomas N. Konatich
             Chief Financial Officer
             Siga Technologies, Inc.
             420 Lexington Avenue, Suite 620
             New York, NY 10170

For UM:      Joann A. Boughman, Ph.D.
             Vice President, Academic Affairs
             University of Maryland, Baltimore
             515 West Lombard Street
             Baltimore, MD 21201

17.2 If the designated officers are not able to resolve the dispute within this 30 day period, or any agreed extension, they will confer in good faith with respect to the possibility of resolving


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the matter through mediation with a mutually acceptable third party or a national mediation organization. If the parties agree to mediate, they will participate in any mediation sessions in good faith in an effort to resolve the dispute in an informal and inexpensive manner. All expenses of the mediator will be shared equally by the parties. Any applicable statute of limitations will be tolled during the pendency of the dispute resolution process initiated under this Agreement. Evidence of anything said or any admission made in the course of any mediation will not be admissible in evidence in any civil action between the parties. In addition, no document prepared for the purpose of, or in the course of, or pursuant to, the mediation, or copy thereof, will be admissible in evidence in any civil action between the parties. However, the admissibility of evidence will not be limited if all parties who participated in the mediation consent to disclosure of the evidence.

                           ARTICLE 18 - MISCELLANEOUS

18.1 Governing Law.

      18.1.1 This Agreement is made and construed in accordance with the laws of the State of Maryland without regard to choice of law issues, except that all questions concerning the construction or effect of patents will be decided in accordance with the laws of the country in which the particular patent concerned has been granted.

      18.1.2 Sponsor submits itself to the jurisdiction of the State courts of the State of Maryland and Federal courts within the State of Maryland for purposes of any suit relating to this Agreement and agrees that the State and Federal courts located in Baltimore City, Maryland provide a proper venue for determining any legal action relating to this Agreement.

18.2 Assignment.

      Neither party may assign this Agreement in whole or in part without the prior written consent of the other party, which consent will not be unreasonably withheld.

18.3 Amendments.

      This Agreement, including Exhibits, may not be amended, nor may any right or remedy of either party be waived, unless the amendment or waiver is in writing and signed by a duly authorized representative of each party.

18.4 Force Majeure.

      Neither party is liable for failure or delay in performing any of its obligations under this Agreement if the failure or delay is required in order to comply with any governmental regulation, request or order, or necessitated by other circumstances beyond the reasonable control of the party so failing or delaying, including but not limited to Acts of God, war (declared or undeclared), insurrection, fire, flood, accident, labor strikes, work stoppage or slowdown (whether or not such labor event is within the reasonable control of the parties), or inability to obtain raw materials, supplies, power or equipment necessary to enable a party to perform its obligations. Each party will: (a) promptly notify the other party in writing of an event of force majeure, the expected duration of the event and its anticipated effect on the ability of the party to perform its obligations; and (b) make reasonable efforts to remedy the event of force majeure.


11.27.00                               12

18.5 Independent Contractors.

      UM and Sponsor are not (and nothing in this Agreement may be construed to constitute them as) partners, joint venturers, agents, representatives or employees of the other, nor is there any status or relationship between them other than that of independent contractors. Neither party has any responsibility or liability for the actions of the other party except as specifically provided in this Agreement. Neither party has any right or authority to bind or obligate the other party in any manner or make any representation or warranty on behalf of the other party.

18.6 Duplicates: Headings.

      This Agreement is signed in duplicate originals. The headings used in this Agreement are for convenience of reference only and do not affect the meaning or construction of this Agreement.

The parties have caused this Agreement to be executed by their duly authorized representatives on the dates indicated below.

UNIVERSITY OF MARYLAND, BALTIMORE       Witness:

By: /s/ Marjorie Forster                /s/ Wanda Alston
   --------------------------------     ----------------------------------------
        Marjorie Forster
        Executive Director, Office of
            Research and Development

Date:           1/17/01
     ------------------------------


SIGA TECHNOLOGIES, INC.                 Attest:

By: /s/ Thomas N. Konatich              /s/ Jennifer S Libroia
   --------------------------------     ----------------------------------------

Title: CHIEF FINANCIAL OFFICER                    JENNIFER S LIBROIA
      -----------------------------        Notary Public, State of New York
                                                   No. 01LI6030700
Date: JANUARY 3, 2001                          Qualified in Kings County
     ------------------------------      Commission Expires September 20, 2001

Acknowledged and agreed:


/s/ Srinivas S. Rao
----------------------------------
Srinivas S. Rao, DVM, PhD
Principal Investigator, UM  1/16/01


11.27.00                               13

                                    EXHIBIT A

                                                      SIGA Research Laboratories

TOXICOLOGY OF STREPTOCOCCUS GORDONII STRAIN, SP635/002: A VACCINE TO PREVENT GROUP A STREPTOCOCCAL PHARYNGITIS

PROPOSED WORK OUTLINE

Introduction

Group A streptococci (GAS) remain an important cause of multifactorial disease in the pediatric population worldwide. In addition to the more common pharyngitis and impetigo caused by this organism, GAS are also responsible for post-streptococcal sequelae, chiefly acute rheumatic fever and acute post-streptococcal glomerulonephritis. GAS also occasionally cause the rare, but more lethal, toxic shock-like syndrome and necrotizing fasciitis in all age groups.

SIGA's vaccine for the prevention of GAS disease is based on the conserved C repeat region (CRR) of the GAS M protein, the primary virulence factor for this organism. This region of the molecule is conserved among most, if not all, GAS strains associated with rheumatic fever. The human commensal bacterium, Streptococcus gordonii has been engineered to express this region of the M protein on its surface. The parent, non-recombinant strain, SP204(1-l), is currently in a Phase IA safety trial at the Center for Vaccine Development at the University of Maryland Medical School through the sponsorship of the National Institutes of Health.

GAS M protein has been associated with the production of heart cross reactive antibodies in rabbits and, humans infected with GAS (particularly those with rheumatic fever) have circulating antibodies which are reactive with human heart tissue and with M protein. Preliminary data using the CRR as an immunogen showed that no cross reactive antibodies were produced in rabbits immunized with S. gordonii expressing the CRR or in rabbits injected with the purified CRR in adjuvant. Although no published study has shown that cross reactive antibodies are linked with the onset of acute rheumatic fever, and other GAS antigens are also capable of inducing cross reactive antibodies, there is still understandable concern that SIGA's vaccine does not result in the induction of such antibodies or other post-streptococcal pathology.

In addition to other preclinical protocols aimed at preparing for an Investigational New Drug application to the FDA for strain SP635/002, SIGA has outlined the following plan (still pending FDA approval) to determine the toxicity of this strain in rabbits.

Rabbit Toxicology Studies

Heart Reactive Antibodies

As mentioned above, GAS and M protein have a long history of association with cross-reactive antibodies in both experimental animals and man. Traditionally, heart reactive antibodies have been raised in rabbits as a result of multiple injections of purified M protein (the N-terminal half, not including the CRR) in adjuvant. To determine if the vaccine strain, SP-635/002, is capable of inducing such antibodies, New Zealand White rabbits will be implanted at weeks 0, 4, and 8 (50 (micro)L per nostril and 100 (micro)L orally). Prior to implantation, streptomycin (5 g/L) will be added to the drinking water to clear normal oral flora. The table below outlines the dosage and schedule of administration:


CONFIDENTIAL                        Page 1                         April 7, 2000

                                                      SIGA Research Laboratories

---------------------------------------------------------------------------------------------------
      Rabbit Immunization Protocol for Heart Reactivity, Immunogenicity & Toxicology Testing
---------------------------------------------------------------------------------------------------
Immunogen/Controls       No. of Rabbits(a)                 Dose                     Dosage Schedule
---------------------------------------------------------------------------------------------------
                                                                                        Day 0
       PBS                       6                50 (micro)L per nostril               Day 28
(negative control)                                  100 (micro)L orally                 Day 56
---------------------------------------------------------------------------------------------------
                                                      1-5 x 10^8 CFU                    Day 0
    SP635/002                   12               (50 (micro)L per nostril;              Day 28
                                                    100 (micro)L orally)                Day 56
---------------------------------------------------------------------------------------------------
                                                      1-5 x 10^9 CFU                    Day 0
    SP635/002                   12               (50 (micro)L per nostril;              Day 28
                                                    100 (micro)L orally)                Day 56
---------------------------------------------------------------------------------------------------
                                                     1-5 x 10^10 CFU                    Day 0
    SP635/002                   12               (50 (micro)L per nostril;              Day 28
                                                    100 (micro)L orally)                Day 56
---------------------------------------------------------------------------------------------------
                                                     1-5 x 10^10 CFU                    Day 0
   SP635/002(b)                  6               (50 (micro)L per nostril;              Day 28
                                                    100 (micro)L orally)                Day 56
---------------------------------------------------------------------------------------------------
                                                 200 (micro)g in complete
  Recombinant M6                                  Freund's adjuvant; IM                 Day 0
     protein                     6              ---------------------------------------------------
(Positive control)                              100 (micro)g in incomplete
                                                  Freund's adjuvant; IM                 Day 28
                                                ---------------------------------------------------
                                                100 (micro)g in incomplete
                                                  Freund's adjuvant; IM                 Day 56
---------------------------------------------------------------------------------------------------

(a) All groups of rabbits will be evenly divided between males and females; rabbits will be sacrificed at Day 112 (except group^[b])
(b) This group of rabbits will be followed for extended biweekly, oral culturing through week 26 (Day 182)
--------------------------------------------------------------------------------

The oral cavity, including the pharynx, gingiva, and teeth of immunized rabbits will be swabbed at weekly intervals to monitor colonization levels. In addition, the group of animals designated ^[b] in the above table will be cultured biweekly for an additional 10 weeks to monitor the natural course of colonization for a total of 26 weeks. During that period, any two consecutive negative cultures will result in the termination of those rabbits. The dosage level (1-5 x 10^8-10^10 CFU) brackets the dose given mice (1-5 x 10^9 CFU), which has resulted in significant systemic and local mucosal immune responses. The implantation schedule was chosen, because, generally, the onset of rheumatic fever is believed to be within 4-6 weeks after the initial streptococcal infection. Previous studies have indicated that rabbits remain colonized for periods of up to at least 5 weeks. The proposed protocol, therefore, will allow for continuous exposure of the rabbits to streptococcal antigens during a time frame in which rheumatic fever symptoms would occur. If heart reactive antibodies are to be induced by this route of administration, then multiple dosing over the designated period should provide ample time to develop such antibodies. Animals will be bled every two weeks during the implantation protocol (Days 0, 14, 28, 42, and 56), and then monthly through the termination of the study at 16 weeks (days 84 and 112). Each serum sample will be tested for reactivity with human heart tissue sections by immunofluorescence. In addition, each serum sample will be tested for reactivity to human cardiac myosin and tropomyosin by ELISA. A summary of the sampling schedule and the corresponding procedures is presented in the table below. Purified M6 protein will be injected


CONFIDENTIAL                        Page 2                         April 7, 2000

                                                      SIGA Research Laboratories

intramuscularly in multiple doses in adjuvant as a positive control and administered phosphate buffered saline orally and nasally as a negative control in these studies.

------------------------------------------------------------------------------------------------------------------------------
                      Rabbit Sampling Protocol for Heart Reactivity, Immunogenicity & Toxicology Testing
------------------------------------------------------------------------------------------------------------------------------
                                                                          Days
------------------------------------------------------------------------------------------------------------------------------
Sample           Assay             0  7  14  21  28  35  42  49  56  63  70  77  84  91  98  105  112  126  140  154  168  182
------------------------------------------------------------------------------------------------------------------------------
            Reactivity to
            human heart            X      X       X       X       X               X                X
            sections (IF)
            ------------------------------------------------------------------------------------------------------------------
            ELISA
            (Immunogenicity
Blood       & reactivity to        X      X       X       X       X               X                X
            myosin &
            tropomyosin)
            ------------------------------------------------------------------------------------------------------------------
            Hematology &
            Clinical               X      X       X       X       X               X                X
            chemistry
------------------------------------------------------------------------------------------------------------------------------
Urine       Clinical
            urinalysis             X      X       X       X       X               X                X
------------------------------------------------------------------------------------------------------------------------------
            ELISA
Saliva      (Immunogenicity)       X      X       X       X       X               X                X
------------------------------------------------------------------------------------------------------------------------------
Oral
Swabs       Colonization           X  X   X   X   X   X   X   X   X   X   X   X   X   X   X   X    X    *    *    *    *    *
------------------------------------------------------------------------------------------------------------------------------
Internal    Gross &
Organs      histopathology                                                                         X
------------------------------------------------------------------------------------------------------------------------------

* These cultures represent those rabbits in group^[b] from the previous table, which will be swabbed biweekly through week 26 (Day 182)
--------------------------------------------------------------------------------

Toxicology

Because of the association of GAS with rheumatic fever, glomerulonephritis, and other disease syndromes, a number of tissue samples will be assessed for possible pathology as a result of implantation with the vaccine strain, SP-635/002. In addition, the rabbits implanted above will be monitored for any overt signs of disease, fever, etc., during the administration period. After necropsy, all major organs will be examined for gross pathology, then removed and fixed for future examination, if necessary. Those tissues potentially involved in streptococcal disease will then be sectioned for microscopic histopathology.

o Heart -- The primary concern with any M protein-based vaccine is the connection between GAS and acute rheumatic fever. Hearts will be observed for damage or cell infiltration to the endocardium, cardiac muscle, and to the valves. And, although rare in experimental animals, the presence of Aschoff bodies will also be determined.
o Kidney -- Although the M protein region specified in this vaccine construct is principally conserved in GAS strains associated with acute rheumatic fever, there are also sequence similarities to M proteins from "nephritogenic" GAS strains. Kidneys will be examined for overall damage, but particularly the glomeruli.
o Joints -- Due to a potential association between GAS and arthritis, pathological examination will also include representative joints from immunized animals.


CONFIDENTIAL                        Page 3                         April 7, 2000

                                                      SIGA Research Laboratories

o Brain -- Cross reactivity between GAS antigens and brain tissue has also been observed, possibly associated with the onset of rheumatic chorea. Therefore, sections of brain from colonized animals, particularly the subthalamic and caudate nuclei, will be observed for pathological changes. In addition, the inferior surface of the brain, the olfactory bulb, and the meninges surrounding these areas will be examined for histopathology, due to their potential involvement following intranasal immunization.
o Nasopharyngeal passages -- As with any nasally delivered drug or vaccine, there exists a potential for irritation of the nasopharyngeal passages. Therefore, this region will be examined for gross irritation as well as sectioned to examine the histopathology of these tissues, including the turbinates and soft tissues.
o Blood and urine -- Blood and urine collected from the immunized rabbits will be subjected to routine hematology and clinical chemistry (blood) and urinalysis (urine). Blood and urine samples will be taken at two-week intervals through week 8 and then at 12 and 16 weeks.


CONFIDENTIAL                        Page 4                         April 7, 2000

                                                      SIGA Research Laboratories

Heart Reactivity of Sera from Rabbits Implanted with Recombinant S. gordonii

Indirect Immunofluorescence Assay

o Cut 4-5 (micro)m serial sections from a human heart biopsy, using a cryotome with a disposable knife at the recommended temperature for heart tissue (-18 to -200C).
o     Affix sections to glass slides
o     Dry slides under vacuum for minimum of 18 hr.
o Fix slides in acetone -- 2 min/room temperature (RT). (Slides may be further processed at this point or stored at -80(degrees)C. If slides are store at -80(degrees)C, they should be dried again under vacuum.)
o     Wash in PBS -- l0 min/RT.

      All subsequent incubations should be performed in a moist chamber.

o Cover sections with 100 (micro)L normal goat serum (50 (micro)L Vector Labs. ABC Kit Yellow Reagent + 3 (micro)L of PBS) -- 30 min/RT
o     Blot dry
o Incubate with preimmune or immune rabbit serum (at dilution in PBS to be determined) -- 1 hr/RT
o     Wash in PBS -- 15 min/RT
o Incubate with goat anti-rabbit IgG fluorescein conjugate (~1:100 dilution in PBS) -- 45 min/RT.
o     Wash in PBS -- l5 min/RT.
o     Mount wet with PBS/glycerol
o The presence or absence of heart reactivity is then observed under a fluorescence microscope.

Controls: Negative = PBS and normal rabbit serum; Positive = serum from rabbits injected with M6 protein in adjuvant and positive control serum supplied by sponsor. Reactivity is scored from (-) for PBS to (+++) for positive controls. Slides should be read by blinded, highly experienced individuals.


CONFIDENTIAL                        Page 5                         April 7, 2000